Exhibit 99.1

NEWS

ACCESS ANYTIME BANCORP, INC.

For Immediate Release:

(Albuquerque, New Mexico) April 30, 2004

First Quarter Earnings Reported at $180,870 ($.13 per share) compared to $267,221 ($.19 per share) for the first quarter 2003.

Approval received from the Office of Thrift Supervision for branch purchases and deposit assumption for two branches in Las Cruces New Mexico.

FIRSTBANK NAME CHANGED TO ACCESSBANK

Access Anytime BanCorp, Inc., the holding company (Company) for FIRSTBANK (Bank), reported first quarter earnings of $180,870 ($.13 per diluted share).  The first quarter earnings compared to the first quarter of 2003 earnings of $267,221 ($.19 per diluted share).

Total interest income for the quarter was $2,836,000 compared to same quarter 2003 of $2,885,000, a reduction of $49,000 or 1.7%.  The interest expense was $1,014,000 compared to the prior year amount of $1,118,000, a decrease of $104,000 or 9.3%.

Net Interest Income. Net interest income before provision for loan losses increased by 3.13% to $1,822,000 in the three-month period ended March 31, 2004, compared to $1,766,000 for the same period in 2003.  The improvement in net interest income was primarily due to a decrease in the interest expense.

Provision for Loan losses. The level of the allowance for loan losses is based on such factors as the amount of non performing assets, historical loss experience, loan growth, general economic conditions, and the estimated values of collateral and other factors which may affect the collectibility of loans.  During the first quarter of 2004, the provision increased to $213,000 from $142,000 in the first quarter of 2003, an increase of $71,000 or 50%.

Non Interest Income. During the three-months ended March 31, 2004, non interest income decreased by $154,597 to $631,694 compared to $786,291 in 2003.  The decrease in non interest income for the quarter ended March 31, 2004 as compared to the same quarter in 2003 was primarily due to a decrease in gains on sales of mortgage loans held-for-sale of $173,524.  The gains on sales of mortgage loans held-for-sale for the quarter were $224,614.

Non Interest Expense.  Non interest expense decreased to $1,864,455 from $1,938,481 for the quarter ended March 31, 2004 compared to the same quarter in 2003.  The $74,026 decrease in non interest expense was primarily due to a decrease in sales incentives as shown in salaries and employee benefits of $92,561.  The decrease in salaries and employee benefits is primarily due to the decrease in sales incentives based on loan production in the first quarter of 2004.

Income Tax Expense:  The income tax expense for the quarter ended March 31, 2004 decreased by $9,913 to $194,934 from $204,847 in the quarter ended March 31, 2003.  The decrease in income tax expense is primarily due to a decrease in income before income taxes of $96,264 for the quarter ended March 31, 2004 as compared to the same quarter in 2003.

Total assets for the Company were approximately $205 million for December 31, 2003 and March 31, 2004.  Total deposits were $165 million March 31, 2004 compared to $163 million at year-end December 2003.

The Bank’s total equity was $22,079,000 at March 31, 2004 quarter’s end.  The regulatory ratios for a well-capitalized financial institution under the current regulatory framework are:  (1) 10% for Total Risk-based Capital, (2) 5% for Tier 1 Core Capital, and (3) 6% for Tier 1 Risk Capital.  The quarter-end ratios were 15.09%, 10.17% and 14.46% respectively, all of which exceed those standards.

OTHER EVENTS:

NEW BRANCHES

FIRSTBANK entered into a Branch Purchase and Deposit Assumption Agreement, dated January 30, 2004, with the Matrix Capital Bank, a federal savings bank, under which FIRSTBANK would purchase certain assets and assume all of the deposit liabilities of the Matrix Capital Bank’s Las Cruces branch facilities.  That transaction was approved by the Office of Thrift Supervision on April 7, 2004, and will be consummated on May 1, 2004.  Pursuant to the transaction, FIRSTBANK assumed approximately $80.0 million in deposits and also purchased approximately $23 million in loans and received title to the real estate, furniture, fixtures and equipment and the cash on hand at the branch locations.

The Definitive Agreement signed January 30, 2004 is filed this date as an exhibit to the Quarterly 10-QSB.

NEW BANK NAME

FIRSTBANK currently has offices in Albuquerque, Clovis, Gallup and Portales, New Mexico.  Effective May 3 2004, FIRSTBANK will have two branches in Las Cruces.  Effective May 1, 2004, FIRSTBANK will begin the process of changing its name to ACCESSBANK.

The Company’s common stock trades on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol AABC.

Statements contained in this news release that are forward-looking are subject to various risks and uncertainties.  Such forward-looking statements are made pursuant to the “safe-harbor” provisions of Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management.  A variety of factors could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements.  Further discussion is contained in the Form 10-QSB.

Contact:	NR Corzine, Chairman, Chief Executive
PO Box 16810
Albuquerque, New Mexico 87191-6810
Phone 505-299-0900

Date:  April 30, 2004

News:  Immediate Release

Access Anytime BanCorp, Inc. (Nq)

		Net	%	Per Share		%
		(Mill)	CHG	Curr	Prev	CHG

AABC (Nq)	Q1/31	.18	<32>	.13	.19	<32>